Oncolytics Biotech® Announces Positive Preclinical Results Combining Pelareorep with a Pan-RAS Inhibitor in Colorectal Cancer

Preclinical results demonstrate pelareorep activity is maintained in the presence of RAS inhibition

Findings support further evaluation of pelareorep’s potential to deepen and prolong responses to RAS-targeted therapy

SAN DIEGO, CA, September 10, 2026 – Oncolytics Biotech® Inc. (Nasdaq: ONCY) (“Oncolytics” or the “Company”), a clinical-stage immunotherapy company developing pelareorep, today announced positive preclinical results evaluating pelareorep in combination with a pan-RAS inhibitor in a RAS-driven colorectal cancer model.

During the initial treatment period, when pelareorep was administered every other day, pelareorep, the pan-RAS inhibitor and the combination each reduced tumor growth compared to the control. The greatest tumor reductions were observed in the RAS inhibitor and combination groups, demonstrating that pelareorep activity was maintained in the presence of RAS inhibition without evidence of antagonism between the two therapies.

Following the transition to less frequent weekly pelareorep dosing, the incremental activity associated with pelareorep became less evident. Together, these findings support further evaluation of optimized pelareorep dosing with RAS inhibitors and the hypothesis that sustained pelareorep activity could potentially deepen or prolong responses to RAS-targeted therapy and thereby delay the emergence of treatment resistance.

Importantly, the findings are consistent with previously published independent research demonstrating that RAS inhibitors do not interfere with the mechanism through which pelareorep selectively infects tumor cells. This biological compatibility provides a rationale for further evaluating whether pelareorep’s tumor-selective and immunologic activity can complement the direct antitumor effects of RAS inhibition and potentially delay the development of resistance.

“These results provide an encouraging first look at combining pelareorep with one of the most important emerging classes of targeted cancer therapies,” said Thomas Heineman, MD, PhD, Chief Medical Officer of Oncolytics. “We observed pelareorep activity during the initial intensive dosing period as well as biologic compatibility between pelareorep and RAS inhibition, supporting the continued evaluation of pelareorep/RAS inhibitor combination therapy. Because acquired resistance remains a major limitation of RAS-targeted therapies, we believe these findings provide a compelling rationale to investigate whether sustained pelareorep activity can deepen and prolong responses to RAS inhibition and potentially delay the emergence of resistance. Similarly, pelareorep, because of its unique mechanism of action, may offer a treatment option for patients who become resistant to RAS inhibitors.”

Oncolytics plans to expand its preclinical evaluation of pelareorep with RAS inhibitors across additional dosing schedules and RAS-driven tumor models. These studies will be designed to further characterize pelareorep’s contribution to the combination, including its potential impact on the depth and durability of tumor response and the development of resistance to RAS-targeted therapy.

About Pelareorep

Pelareorep is an intravenously delivered, systemically active, investigational immunotherapy with a dual mechanism of action that selectively replicates in tumor cells while activating both innate and adaptive anti-tumor immune responses, including the upregulation of key inflammatory cytokines resulting in the formation of tertiary lymphoid structures and the expansion of tumor-infiltrating lymphocytes. It has been administered to over 1,200 patients, and clinical studies have demonstrated pelareorep’s potential to enhance the activity of checkpoint inhibitors and other anti-cancer therapies across multiple solid tumor types.

About Oncolytics Biotech Inc.
Oncolytics is a clinical-stage biotechnology company developing pelareorep, an investigational intravenously delivered double-stranded RNA immunotherapeutic agent. Pelareorep has demonstrated encouraging results in multiple first-line pancreatic cancer studies, two randomized Phase 2 studies in metastatic breast cancer, and early-phase studies in anal and colorectal cancer. It is designed to induce anti-cancer immune responses by converting immunologically “cold” tumors to “hot” through the activation of innate and adaptive immune responses.

The Company is advancing pelareorep in combination with chemotherapy and/or checkpoint inhibitors in metastatic gastrointestinal cancers, where pelareorep has received Fast Track designation from the FDA for colorectal, anal, and pancreatic cancer. Oncolytics is actively pursuing strategic partnerships to accelerate development and maximize commercial impact. For more about Oncolytics, please visit: www.oncolyticsbiotech.com or follow the Company on LinkedIn and on X @oncolytics.

Forward-looking statements
This press release contains forward-looking statements, within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under applicable Canadian securities laws (such forward-looking statements and forward-looking information are collectively referred to herein as “forward-looking statements”). Forward-looking statements contained in this press release include statements regarding the potential benefits of combining pelareorep with RAS inhibitors; the potential ability of pelareorep to delay or help overcome resistance to RAS-targeted therapies; plans for additional preclinical studies involving RAS inhibitors; and the potential clinical development and commercialization of pelareorep. Preclinical results may not be predictive of results observed in clinical studies. Additional forward-looking statements include those regarding beliefs as to the potential, registration, mechanism of action and benefits of pelareorep as a cancer therapeutic; the Company’s goals, strategies, and objectives; expectations around the design, milestones, anticipated timelines and expected outcomes for current and future studies; the Company’s belief in the clinical promise of pelareorep in anal, colorectal, pancreatic and other gastrointestinal cancers; and the Company’s goals and expectations for its potential registrational development path for pelareorep in multiple gastrointestinal cancers. In any forward-looking statement in which Oncolytics expresses an expectation or belief as to future results, such expectations or beliefs are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will be achieved. These statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those anticipated. These risks include, but are not limited to, regulatory outcomes, trial execution, financial resources, access to capital markets, and market dynamics. Please refer to Oncolytics’ public filings with securities regulators in the United States and Canada for more information. The Company assumes no obligation to update forward-looking statements, except as required by law.

Company Contact
Jon Patton
Director of IR & Communication
jpatton@oncolytics.com